Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:

Robert G. Burrows

Vice President, Investor Relations

240-631-3280

BurrowsR@ebsi.com

Media Contact:

Lynn Kieffer

Vice President, Corporate Communications

240-631-3391

KiefferL@ebsi.com

EMERGENT BIOSOLUTIONS COMPLETES ACQUISITION OF SPECIALTY VACCINES COMPANY PAXVAX

GAITHERSBURG, Md., October 4, 2018—Emergent BioSolutions Inc. (NYSE: EBS) announced today that it has completed its acquisition of PaxVax, a company focused on developing, manufacturing, and commercializing specialty vaccines that protect against existing and emerging infectious diseases. With the closing of this transaction, Emergent acquires two marketed vaccines — Vivotif® (Typhoid Vaccine Live Oral Ty21a), the only oral vaccine licensed by the U.S. Food and Drug Administration (FDA) for the prevention of typhoid fever, and Vaxchora® (Cholera Vaccine, Live, Oral), the only FDA-licensed vaccine for the prevention of cholera, a potentially serious intestinal disease, caused by Vibrio cholerae serogroup O1. The acquisition broadens the company’s development pipeline with vaccines that address adenovirus types 4 and 7, which are common causes of acute respiratory disease, and chikungunya, a viral disease spread to humans by infected mosquitoes that can cause severely debilitating joint pain. The acquisition also expands the company’s sales capabilities with a global specialty salesforce and marketing and distribution partners focused on the travelers’ market and establishes an international manufacturing footprint with European-based cGMP biologics facilities.

“Emergent is pleased with the closing of this transaction, which diversifies our customer base, expands our portfolio of both marketed and pipeline products, broadens our commercial and manufacturing capabilities, and strengthens our workforce of talented and committed professionals,” said Abigail Jenkins, senior vice president and head of the Vaccines and Anti-Infectives Business Unit at Emergent BioSolutions. “We are delighted to welcome our new colleagues to Emergent. Together we will continue to grow our vaccines business in pursuit of our mission — to protect and enhance life.”

At the closing, the company paid a cash purchase price of approximately $270 million, exclusive of customary closing adjustments, using a combination of cash-on-hand and borrowings under its existing credit facility.

2018 Financial Forecast

The company will be issuing financial results in early November for the three and nine months ended September 30, at which time it will provide an update on the impact of this transaction on full-year 2018 guidance.

About Emergent BioSolutions

Emergent BioSolutions Inc. is a global life sciences company seeking to protect and enhance life by focusing on providing specialty products for civilian and military populations that address accidental, intentional, and naturally occurring public health threats. Through our work, we envision protecting and enhancing 50 million lives with our products by 2025. Additional information about the company may be found at emergentbiosolutions.com. Find us on LinkedIn and follow us on Twitter @emergentbiosolu and Instagram @life_at_emergent.

###